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                                                                    Exhibit 10.1



                                 October 7, 2002

Mr. Weston M. Hicks
56 Twin Oak Road
Short Hills, New Jersey  07078

Dear Wes:

            This will confirm the terms of your employment with Alleghany Corporation, a Delaware corporation ("Alleghany"), commencing October 7, 2002.

            Position: Commencing October 7, 2002, you will serve as Executive Vice President of Alleghany and will report directly to the President. As Executive Vice President, you will perform the duties and exercise the powers usually incident to such office and/or such other duties and powers as may be assigned to you from time to time by the Board of Directors, the Chairman of the Board or the President of Alleghany.

            Base Salary: Alleghany will pay you an initial base salary at an annual rate of $600,000, subject to normal withholding and other taxes, to be paid in accordance with Alleghany's normal payroll practices. Your base salary will be reviewed annually commencing December 2002 and for calendar year 2004 shall be at an annual rate of not less than $700,000.

            Short-Term Incentive: Your annual bonus for 2002 will be $450,000 payable in March 2003, provided that you have not theretofore terminated your employment with Alleghany. For 2003, you will participate in Alleghany's Management Incentive Plan, with a target bonus opportunity of 50% of your annual base salary.

            Long Term Incentive: In December 2002, you will receive a grant of performance shares under the Alleghany Corporation 2002 Long-Term Incentive Plan (the "Plan") for a four-year award period ending December 31, 2006, which will have a market value, as of the date or dates used by the Alleghany Compensation Committee to set performance share awards to other officers, equal to 150% of your 2003 annual base salary. These performance shares will have the same terms as those granted to other officers for the four-year award period ending December 31, 2006.

            Additional Long-Term Incentive: The Compensation Committee has granted you an award of 3,168.3 performance shares under the Plan for the three-year award period ending December 31, 2005 (the "EVP Performance Shares") effective
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October 7, 2002, representing a number of performance shares equal to $600,000 divided by $189.375, being the fair market value (mean of high and low sales price on NYSE) of one share of Alleghany common stock on such date. The EVP Performance Shares will entitle you to payouts upon achievement of performance measures comparable to those assigned to performance shares granted to other officers for the award period ending December 31, 2005, as set forth on Exhibit A hereto.

            Challenge Grant: The Compensation Committee has awarded you, effective October 7, 2002, a challenge grant of 30,000 performance-based restricted shares of Alleghany common stock under the Plan pursuant to a restricted stock award agreement in the form of Exhibit B hereto. In the event that you are elected chief executive officer of Alleghany, you will receive at the time of such election a second challenge grant of 25,000 performance-based restricted shares of Alleghany common stock under the Plan, which will have comparable terms and conditions as the first challenge grant, except that performance measurement periods will commence at the time of the second challenge grant.

            Matching Grant: The Compensation Committee has awarded you, effective October 7, 2002, a restricted stock unit matching grant under the Plan pursuant to a restricted stock unit matching grant agreement in the form of Exhibit C hereto.

            Severance Protection: If your employment is terminated by Alleghany other than for Cause or other than in the case of your Total Disability, or if you are not elected chief executive officer of Alleghany by December 31, 2005 and a decision is made by you or Alleghany to terminate your employment with Alleghany, Alleghany will continue to pay your base salary after such termination until such payments aggregate $1,000,000 on a gross basis. Such payments will be subject to normal withholding and other taxes, and will be paid in accordance with Alleghany's normal payroll practices. For purposes of this letter agreement, "Cause" shall mean conviction of a felony; willful failure to implement reasonable directives of the President, Chairman or the Board of Directors of Alleghany after written notice, which failure is not corrected within ten days following notice thereof; or gross misconduct in connection with the performance of any of your duties; and "Total Disability" shall mean your inability to discharge your duties hereunder due to physical or mental illness or accident for one or more periods totaling six months during any consecutive twelve-month period.

            Other Benefits: You will be eligible to participate in Alleghany's Executive Retirement Plan and, effective January 1, 2003, Alleghany's Deferred Compensation Plan, as well as all other employee benefit plans, programs, practices or other arrangements in which other senior executives of Alleghany are generally eligible to participate from time to time. In addition, you will be entitled to all fringe benefits and perquisites which are generally made available by Alleghany to its senior executives.

            This letter agreement and the exhibits hereto contain the entire understanding of you and Alleghany with respect to the subject matter hereof and thereof and, except as specifically provided herein or therein, cancel and supersede any and all


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other agreements between you and Alleghany with respect to the subject matter hereof and thereof. Any amendment or modification of this letter agreement shall not be binding unless in writing and signed by you and Alleghany.

            This letter agreement shall be governed by and enforceable in accordance with the laws of the State of New York, without giving effect to the principles of conflict of laws thereof.

            If the foregoing accurately expresses our mutual understanding, please execute the enclosed copy of this letter in the space provided below, and return it to me.

                                                     Sincerely yours,

                                                     ALLEGHANY CORPORATION



                                                     By:   /s/John J. Burns, Jr.
                                                           ---------------------
                                                           John J. Burns, Jr.

Attachments

AGREED AND ACCEPTED:



/s/Weston M. Hicks
------------------
Weston M. Hicks


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Exhibit A

                         TERMS AND PROVISIONS GOVERNING
               EVP PERFORMANCE SHARES AWARDED TO MR. WESTON HICKS

1. AWARDS

      Award will be paid out in full or in part, on the basis of the Earnings Per Share of Alleghany Corporation, a Delaware corporation (the "Company"), over the three-year period 2003-05 (the "Award Period").

2. RIGHT TO PAYMENTS ON ACCOUNT OF AWARDS

      The percentage of the EVP Performance Shares awarded to Mr. Weston Hicks with respect to which he shall be entitled to payment shall be dependent upon the average annual compound growth in Earnings Per Share achieved by the Company during the Award Period, measured from a base of $10.45, and taking into consideration the Earnings Per Share in each year of the Award Period, as follows (with appropriate interpolation):

  Average Annual
 Compound Growth
 in the Company's                               Percentage
Earnings Per Share                               Payment
------------------                               -------
        8% or less                                     0
        9%                                            25
       10%                                            50
       11%                                            75
       12% or more                                   100

3. FORM AND TIMING OF PAYMENT

      (a) Provided that the requirements set forth herein and in any applicable rules and regulations adopted by the Compensation Committee (the "Committee") of the Company's Board of Directors have been met, Mr. Hicks shall be entitled to payment on account of the EVP Performance Shares in an amount equal to the Fair Market Value on the payment date of a number of shares of the Company's common stock, par value $1.00 per share (the "Common Stock"), equal to the


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percentage of the EVP Performance Shares (rounded to the nearest whole
Performance Share) with respect to which Mr. Hicks is entitled to payment.

      (b) Payments to Mr. Hicks in respect of the EVP Performance Shares shall be made in such combination of cash and shares of the Company's Common Stock (valued at their Fair Market Value on the payment date), or all in cash or all in stock, as the Committee shall determine. Notwithstanding the foregoing, if Mr. Hicks has elected to defer any payments with respect to EVP Performance Shares under the Alleghany Corporation Deferred Compensation Plan, he shall as of the payment date only be entitled to receive cash with respect thereto. Payments with respect to EVP Performance Shares shall be made by the Company as soon as practicable after the completion of its audited financial statements for the last year of the Award Period. Shares of Common Stock delivered on account of EVP Performance Shares may be treasury shares, authorized and unissued shares, or both.

      (c) Except as the Committee may otherwise determine, payment of Mr. Hicks' EVP Performance Shares in full shall be conditional upon Mr. Hicks' remaining continuously in the employ of the Company, or a successor, subsidiary or controlled company thereof, throughout the Award Period. In the event of service in such capacity or capacities for less than the entire Award Period, Mr. Hicks' payment (i) shall be reduced on a pro rata basis to reflect the portion of the Award Period in which his service continued, (ii) shall be based upon the average annual compound growth in Earnings Per Share during such portion of the Award Period, as determined in good faith by the Committee (which determination shall be conclusive and binding upon Mr. Hicks), and (iii) shall be made as promptly as practicable after the termination of such service.

4. DILUTION AND OTHER ADJUSTMENTS

      (a) In the event of any subdivision or combination of the outstanding shares of Common Stock, stock dividend, capital reorganization, liquidation, reclassification of shares, merger, consolidation or sale, lease or transfer of substantially all the assets of the Company, the Committee shall make such equitable adjustments as it may deem appropriate in the number of EVP Performance Shares, the base from which growth in Earnings Per Share is to be measured, the Earnings Per Share growth requirements, the length of the Award Period, and the making of payment on account of the EVP Performance Shares.

      (b) The Committee may provide for such increases or reductions in the cash and/or stock to be paid with respect to the EVP Performance Shares as it may deem advisable in order to adjust for the effect upon Earnings Per Share of


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transactions of an extraordinary, unusual or nonrecurring nature, capital gains, or any purchase, pooling of interests, disposal or discontinuance of any operations, change in accounting rules or practices, retroactive restatement of earnings, or the like. Such increases or reductions may be provided for by the Committee at any time or times prior to the payment date.

5. MISCELLANEOUS PROVISIONS

      (a) As used herein, the following terms shall have the following meanings:

            (i) "Earnings Per Share" shall mean the net earnings per share of the Company and its consolidated subsidiaries, determined, except as otherwise herein provided, on the basis of the same accounting principles used in the preparation of the Company's consolidated statement of earnings for the fiscal year in question which is included in the Company's Annual Report to Stockholders for such fiscal year; provided that net gains and losses on transactions in investment securities (other than strategic investments) shall be included only to the extent of 20 percent thereof, 100 percent of net gains and losses on transactions in investment securities which constitute strategic investments shall be included, 100 percent of unrealized gains and losses as at the end of the relevant measurement period on investment securities which constitute strategic investments shall be included, subject to the right of the Compensation Committee, in its sole discretion, to exclude all or any part of such unrealized gains, and all costs resulting from awards under the Company's 1993 Long-Term Incentive Plan and 2002 Long-Term Incentive Plan (including the EVP Performance Shares) shall be excluded.

            Except as provided in section 3(c) hereof, Earnings Per Share and average annual compound growth in Earnings Per Share shall be determined by the Committee, on the basis of the Company's statements of earnings included in its Annual Reports to Stockholders, with such adjustments as the Committee may deem to be required or permitted by the provisions hereof; and the determination of the Committee with respect thereto shall be final and binding.

            (ii) "Strategic investments" shall include the Company's and its subsidiaries' investment in Burlington Northern Santa Fe Corporation, and such other investments approved by the Board of


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            Directors as having been made by the Company and its subsidiaries for long-term strategic investment purposes and not for short-term trading purposes.

            (iii) "Fair Market Value" of a share of Common Stock of the Company on a payment date shall mean the mean between the high and low prices of such stock on that date as reported on the New York Stock Exchange Composite Tape.

      (b) The terms, construction and performance of the foregoing provisions, and the rights conferred thereby, shall be governed in all respects by the provisions of the Company's 2002 Long-Term Incentive Plan and, in the event of any inconsistency, the provisions of such Plan shall be controlling.


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